Exhibit 99.1

New York Community Bancorp, Inc. Reports 4th Quarter 2008 Diluted GAAP EPS of $0.30, Diluted Operating EPS of $0.27,(1) and Diluted Cash EPS of $0.34 (2)

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

4Q 2008 Performance Highlights

WESTBURY, N.Y.--(BUSINESS WIRE)--January 27, 2009--New York Community Bancorp, Inc. (NYSE: NYB):

  Significant Earnings Growth: Diluted GAAP EPS rose 42.9% year-over-year, to $0.30, while diluted operating EPS rose 28.6%, to $0.27 and diluted cash EPS rose 36.0% to $0.34. (1) (2)
  Solid Multi-Family Loan Growth: At $15.7 billion, multi-family loans were up 14.4%, annualized, on a linked-quarter basis and 11.9% year-over-year.
  Strong Loan Production at Substantial Spreads: Loan originations totaled $1.5 billion in the quarter and included $854.4 million of multi-family loans. The average yield on multi-family and commercial real estate loans originated during the quarter was 384 basis points higher than the average five-year Constant Maturity Treasury rate (the “five-year CMT”).
  Asset Quality: Net charge-offs equaled 0.016% of average loans in the quarter, in contrast to the SNL Bank & Thrift Index measure of 2.41%. Non-performing assets equaled 0.35% of total assets at the end of December, in contrast to the Index measure of 2.03%. (3)
  Net Interest Margin Expansion: At 2.87%, the margin was up 51 basis points year-over-year and 19 basis points linked-quarter. (4)
  Improved Operating Efficiency Ratio: The operating efficiency ratio improved to 35.94% from 38.01% in the trailing quarter and from 43.44% in the year-earlier three months. (5)
  Continued Capital Strength: The ratio of adjusted tangible stockholders’ equity to adjusted tangible assets was 5.94% at the end of December, excluding the accumulated other comprehensive loss, net of tax (the “AOCL”). Including the AOCL, tangible stockholders’ equity equaled 5.66% of tangible assets at the same date.(6)

Please Note: All footnotes to the text are located at the end of this release.

New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported fourth quarter 2008 GAAP earnings of $102.2 million, representing a year-over-year increase of $34.9 million, or 51.7%. The Company’s GAAP earnings equaled $0.30 per diluted share in the current fourth quarter, signifying an increase of $0.09, or 42.9%. The Company also reported its highest operating earnings in 17 quarters, as fourth quarter 2008 operating earnings rose $24.9 million, or 36.9%, to $92.4 million, equivalent to a $0.06, or 28.6%, year-over-year increase in diluted operating earnings per share to $0.27. (1)

Included in the Company’s fourth quarter 2008 GAAP earnings was a non-taxable gain of $16.0 million, or $0.05 per diluted share, recorded in connection with the repurchase of $42.2 million of debt; and a non-cash after-tax other-than-temporary impairment (“OTTI”) charge of $6.2 million, or $0.02 per diluted share, on certain pooled trust preferred securities.

The Company also reported fourth quarter 2008 cash earnings of $115.6 million, up $35.8 million, or 44.8%, from the year-earlier amount. Similarly, the Company’s fourth quarter 2008 diluted cash earnings per share rose $0.09, or 36.0%, year-over-year to $0.34. (2)

4Q 2008 Diluted Operating Earnings Are the Company’s Strongest Since 3Q 2004

Commenting on the Company’s fourth quarter 2008 performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “We are understandably pleased by our fourth quarter performance and the degree to which it verified a point we’ve made throughout our public life: that a decline in the credit cycle would provide us with an opportunity to increase our multi-family lending, to expand our net interest margin, and to generate a meaningful level of earnings growth.

“On an operating basis, our earnings rose to $92.4 million, the highest level recorded since the third quarter of 2004. Similarly, our operating earnings equaled $0.27 on a diluted per-share basis—the highest we’ve seen since the fourth quarter of 2005. The twelve-month figures were also gratifying, with 2008 operating earnings rising 17.1% year-over-year to $322.5 million, and diluted operating earnings per share rising 9.1% to $0.96 over the twelve-month period. (1)

“The growth of our earnings was driven, in part, by an increase in multi-family lending, which was facilitated by the exit of several key competitors over the course of the year. Of the $5.9 billion of loans we produced in 2008, $3.2 billion were secured by multi-family buildings, and the vast majority of those loans fell within our rent-regulated niche.

“We also reduced our funding costs over the course of the quarter, as the FOMC lowered the fed funds rate to a range of zero to 25 basis points.

“The cumulative result of our loan growth and the reduction in higher-cost funding was significant margin expansion over the course of 2008. At 2.87%, our fourth quarter margin was up 19 basis points from the third-quarter measure and up 51 basis points year-over-year. That the increase in our margins was achieved despite a decline in prepayment penalty income--as refinancing activity diminished--only serves to underscore the validity of our business strategies. Prepayment penalty income fell $2.1 million year-over-year to $2.4 million in the fourth quarter, and declined from $57.6 million in 2007 to $24.9 million in 2008.

“While the deterioration of the economy has resulted in non-performing assets and net charge-offs rising beyond our traditional levels, as expected, our measures of asset quality continue to distinguish us from our industry as a whole. Net charge-offs totaled $3.4 million in the current fourth quarter, and represented a modest 0.016% of average loans. In addition, while non-performing assets rose to $114.8 million, the ratio of non-performing assets to total assets was a comparatively modest 0.35% at quarter-end.

“In contrast, the ratio of net charge-offs to average loans for the industry was 2.41%, based on the SNL Bank & Thrift Index, and the ratio of non-performing assets to total assets for the industry was 2.03%.” (3)

Board of Directors Declares $0.25 per Share Dividend, Payable on February 17, 2009

“Reflecting our fourth quarter earnings growth, and our confidence in our ability to generate strong earnings going forward, the Board of Directors last night declared a $0.25 per share dividend, payable on February 17th to shareholders of record at February 6, 2009. Our ability to maintain our quarterly dividend at this level for 20 consecutive quarters also reflects our continued capital strength. Our cash earnings--which have historically been a meaningful measure of our ability to create capital—rose 44.8% year-over-year, to $115.6 million in the current fourth quarter, and on a diluted per-share basis rose 36.0% to $0.34. (2)

“As we announced on January 13th, our decision to decline a capital infusion under the U.S. Treasury’s Troubled Asset Relief Program was based upon our solid capital position, as well as the consistent strength of our balance sheet. That decision was clearly appropriate, given the consistently solid regulatory capital measures recorded by our two subsidiary banks. With leverage capital ratios of 7.13% and 10.33% at the end of December, for example, the Community Bank and the Commercial Bank exceeded the requirements for well-capitalized classification by 213 and 533 basis points.”

Balance Sheet Summary at December 31, 2008

Assets totaled $32.5 billion at the close of the current fourth quarter, up $327.4 million from the trailing quarter-end balance and $1.9 billion, or 6.2%, from the balance recorded at December 31, 2007.

Loans

Loans represented $22.2 billion, or 68.4%, of total assets at the close of the current fourth quarter, and were up $680.4 million, or 12.7% annualized, on a linked-quarter basis and $1.8 billion, or 9.0%, year-over-year. The three- and twelve-month increases were driven by organic loan production. The Company originated $5.9 billion of loans in 2008, as compared to $4.9 billion in 2007, a year-over-year increase of 21.2%. Fourth quarter originations accounted for $1.5 billion of the volume in 2008.

Consistent with the Company’s emphasis on multi-family loan production, the multi-family loan portfolio represented $15.7 billion, or 70.9%, of total loans at the end of this December, up $546.0 million, or 14.4% annualized, from the September 30th balance and $1.7 billion, or 11.9%, from the balance recorded at December 31, 2007. At December 31, 2008, the average multi-family loan had a principal balance of $3.9 million. The multi-family loan portfolio had an average loan-to-value ratio (“LTV”) of 61.2% and an expected weighted average life of 3.8 years at that date.

The year-over-year increase in multi-family loans was fueled by twelve-month originations of $3.2 billion, which exceeded the prior year’s volume by 29.8%. Fourth quarter 2008 multi-family loan originations totaled $854.4 million, a 13.9% increase from the year-earlier amount.

The growth of the portfolio was attributable to a decline in competition as several lenders exited the market completely or reduced their focus on the Company’s multi-family niche. Competition began to ease in the second half of 2007, with the departure of the conduit lenders, and continued to ease with the exit of two other major lenders and the conservatorship of Fannie Mae and Freddie Mac in 2008. With fewer lenders vying for multi-family loans in its niche market, the Company experienced a marked increase in loan demand and production, with new originations featuring increasingly wider spreads.

Commercial real estate (“CRE”) loans represented $4.6 billion, or 20.5%, of total loans at the close of the current fourth quarter, and were up $292.6 million on a linked-quarter basis and $725.1 million year-over-year. At December 31, 2008, the average CRE loan had a principal balance of $2.5 million. The CRE loan portfolio had an average LTV of 55.2% and an expected weighted average life of 3.4 years at that date.

The growth of the CRE loan portfolio was fueled by organic loan production, with twelve-month originations rising $440.6 million year-over-year to $1.1 billion. The volume of CRE loans produced in 2008 included fourth quarter originations of $328.9 million.

In concert with its increased focus on multi-family and CRE lending, the Company steadily reduced its construction loan portfolio over the course of the year. Originations generally were limited to advances of funds that were committed prior to the weakening of the real estate market, and declined by $175.4 million, or 32.0%, from the volume recorded in 2007 to $373.0 million in 2008. Construction loans represented $776.6 million, or 3.5%, of total loans at the close of the current fourth quarter, a 31.7% decline from $1.1 billion, representing 5.6% of total loans, at the prior year-end.

Loan growth was also tempered by a $114.5 million decline in one- to four-family loans to $266.3 million, representing 1.2% of total loans at the close of the current fourth quarter, while other loans declined $91.8 million to $872.7 million, representing 3.9% of total loans at that date. Commercial and industrial (“C&I”) loans represented 81.6% of other loans at year-end 2008.

Due to the significant volume of loans produced in the fourth quarter of 2008---which included several loans that had been expected to close in the current first quarter--as well as the incomplete status of several loans that are being processed at this time--the Company’s pipeline is approximately $602 million at present and includes approximately $403 million of multi-family loans. Notwithstanding the decline in market conditions, the volume of loans to be produced in the current quarter is expected to exceed these amounts.

Asset Quality

Notwithstanding an increase in net charge-offs and non-performing assets, the Company’s asset quality measures continued to rank among the industry’s best in 2008. In the fourth quarter of the year, the Company recorded net charge-offs of $3.4 million, equivalent to 0.016% of average loans. For the SNL Bank & Thrift Index, the comparable fourth quarter 2008 measure was 2.41%. (3)

Non-performing loans rose to $113.7 million at December 31, 2008 from $61.4 million and $22.2 million, respectively, at September 30, 2008 and December 31, 2007, and represented 0.51% of total loans at the current fourth quarter-end. Notwithstanding the three- and twelve-month increases, the ratio compared favorably with the SNL Bank & Thrift Index measure of 2.18%. (3)

The balance of other real estate owned rose to $1.1 million at the close of the quarter, representing a three-month increase of $777,000 and a twelve-month increase of $449,000. As a result, non-performing assets represented $114.8 million, or 0.35%, of total assets at the end of this December, well below the current SNL Bank & Thrift Index measure of 2.03%. (3)

While no loan loss provisions were set aside in the twelve months ended December 31, 2007, the Company set aside total provisions of $7.7 million in the twelve months ended December 31, 2008. Included in the twelve-month amount was a fourth quarter 2008 loan loss provision of $5.6 million. In the trailing quarter, the loan loss provision totaled $400,000. Reflecting the fourth quarter provision and the aforementioned net charge-offs, the allowance for loan losses rose to $94.4 million at the end of this December, an increase from $92.1 million and $92.8 million, respectively, at September 30, 2008 and December 31, 2007.

Securities

Securities accounted for $5.9 billion, or 18.2%, of total assets at the close of the current fourth quarter, down $185.6 million from the September 30th balance and up $157.6 million from the December 31, 2007 amount. The linked-quarter reduction was the result of a $102.7 million decline in available-for-sale securities to $1.0 billion and an $82.9 million decline in held-to-maturity securities to $4.9 billion. The year-over-year increase in securities was the net effect of a $528.3 million increase in securities held to maturity and a $370.8 million reduction in securities available for sale. In view of the volatility and weakness in the capital markets, the Company has been limiting its investments to government-sponsored enterprise (“GSE”) securities. At December 31, 2008, approximately 90% of the securities portfolio consisted of GSE securities.

The after-tax net unrealized loss on available-for-sale securities rose to $32.5 million at December 31, 2008 from $13.6 million at the end of the trailing quarter and from $7.6 million at December 31, 2007. The increase reflects the higher spreads in the fixed income market, which are a function of the continued weakness in the economy.

Funding Sources

In addition to the cash flows generated through loan and securities repayments, the Company’s funding primarily stems from deposits and borrowed funds. Depending on the availability and attractiveness of wholesale funding sources, the Company has typically refrained from pricing its retail deposits at the higher end of the market in order to contain its funding costs, as it did in the last three months. Thus, while the Company has the capacity to increase deposits through its extensive branch network, it opted to utilize wholesale funds, including brokered deposits, to enhance its liquidity during a quarter when such funding was more attractively priced.

At December 31, 2008, deposits totaled $14.3 billion, representing a $105.9 million increase from the September 30th balance and a $1.1 billion, or 8.6%, increase from the balance recorded at December 31, 2007. NOW and money market accounts totaled $3.8 billion at the end of the current fourth quarter, signifying a three-month increase of $480.6 million and a twelve-month increase of $1.4 billion. The year-over-year increase in deposits was also due to a $115.0 million rise in savings accounts to $2.6 billion; however, the year-end 2008 balance of savings accounts was down $61.9 million from the balance recorded at September 30, 2008.

The increase in NOW and money market accounts was partly offset by reductions in certificates of deposit (“CDs”) and non-interest-bearing accounts at December 31, 2008. CDs accounted for $6.8 billion, or 47.6%, of total deposits at the close of the current fourth quarter, and were down $220.5 million and $116.1 million, respectively, over the three- and twelve-month periods. Non-interest-bearing accounts totaled $1.0 billion at the close of the current fourth quarter, and were down $92.4 million and $226.0 million, respectively, over the three- and twelve-month periods.

Borrowed funds totaled $13.5 billion at December 31, 2008 and were up $177.2 million and $581.0 million, respectively, from the balances recorded at September 30, 2008 and December 31, 2007. Wholesale borrowings represented $12.3 billion of the year-end 2008 total, signifying a linked-quarter reduction of $307.1 million and a year-over-year increase of $149.5 million. Wholesale borrowings represented 38.0% of total assets at the close of the current fourth quarter, down from 39.4% and 39.9%, respectively, at the earlier dates.

Other borrowings totaled $669.4 million at the close of the current fourth quarter, and were up $484.4 million on a linked-quarter basis and $432.2 million year-over-year. The year-end 2008 balance reflects the issuance of $602.0 million of fixed rate senior notes under the FDIC’s Temporary Liquidity Guarantee Program in December 2008.

Stockholders’ Equity

The Company recorded stockholders’ equity of $4.2 billion at the close of the current fourth quarter, representing a three-month reduction of $44.0 million and a year-over-year increase of $36.9 million. The December 31, 2008 balance was equivalent to 13.00% of total assets and a book value of $12.25 per share. The Company calculates book value per share by excluding the number of unallocated Employee Stock Ownership Plan (“ESOP”) shares from the number of shares outstanding. At December 31, 2008, book value per share was calculated based on 344,353,808 shares.

Tangible stockholders’ equity totaled $1.7 billion at December 31, 2008, down $38.6 million from the September 30th balance but up $61.3 million from the balance recorded at December 31, 2007. The linked-quarter decline reflects an increase in the accumulated other comprehensive loss, net of tax (the “AOCL”) to $87.3 million, which included an $18.0 million rise in after-tax net unrealized securities losses to $37.2 million; and a $43.8 million rise in the non-cash unrecognized loss related to the Company’s pension and post-retirement plan obligations to $50.1 million, as the value of the assets in those plans declined. The year-over-year increase in tangible stockholders’ equity largely reflects the benefit of the Company’s common stock offering in May 2008. The issuance of 17.9 million shares generated net proceeds of $339.2 million; of this amount, $199.2 million served to mitigate the impact of a debt repositioning charge recorded in the second quarter of the year.(6)

Excluding the AOCL, adjusted tangible stockholders’ equity represented 5.94% of adjusted tangible assets at the close of the current fourth quarter; including the AOCL, the Company’s tangible stockholders’ equity represented 5.66% of tangible assets at the same.(5)

The Company’s subsidiary banks also reported solid levels of capital at the close of the current fourth quarter, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At December 31, 2008, New York Community Bank had a leverage capital ratio of 7.13%, which was 213 basis points above the minimum required for “well-capitalized” classification, and New York Commercial Bank had a leverage capital ratio of 10.33%, exceeding the minimum required for such classification by 533 basis points.

Earnings Summary for the Three Months Ended December 31, 2008

In the fourth quarter of 2008, the Company recorded a non-taxable gain of $16.0 million in connection with the repurchase of certain debt, as well as a non-cash after-tax charge of $6.2 million for the OTTI of certain pooled trust preferred securities. The net effect was a $9.8 million, or $0.03 per diluted share, increase in the Company’s fourth quarter 2008 GAAP earnings to $102.2 million, or $0.30 per diluted share. Excluding the gain on debt repurchase and the OTTI charge, the Company generated fourth quarter 2008 operating earnings of $92.4 million, or $0.27 per diluted share. (1)

The Company’s fourth quarter 2008 earnings were primarily driven by higher net interest income and the expansion of its net interest margin, which more than offset the impact of an increase in the provision for loan losses. Operating expenses fell year-over-year, supporting the rise in fourth quarter 2008 earnings, but were up modestly from the level recorded in the trailing three-month period.

In the third quarter of 2008, the Company recorded a non-cash pre-tax charge of $44.2 million for the OTTI of its investments in Lehman Brothers Holdings, Inc. and Freddie Mac perpetual preferred stock, as well as certain pooled trust preferred and other equity securities. The charge was equivalent to $26.7 million, or $0.08 per diluted share, on an after-tax basis, and reduced the Company’s GAAP earnings for the quarter to $58.1 million, or $0.17 per diluted share. Excluding this charge, the Company generated third quarter 2008 operating earnings of $84.8 million, or $0.25 per diluted share. (1)

In the fourth quarter of 2007, the Company recorded a $2.2 million pre-tax charge for the allocation of ESOP shares in connection with its 2007 merger transactions (the “merger-related charge”) and a $1.0 million pre-tax charge stemming from its membership interest in Visa U.S.A., a Visa Inc. subsidiary (the “Visa litigation charge”). The $2.8 million after-tax impact of the combined charges was largely offset by a $2.6 million benefit stemming from certain tax audit developments. Reflecting these items, the Company recorded GAAP earnings of $67.4 million, or $0.21 per diluted share, in the fourth quarter of 2007. Excluding these items, the Company recorded fourth quarter 2007 operating earnings of $67.5 million, or $0.21 per diluted share. (1)

Net Interest Income

Year-over-year Comparison

Net interest income rose to $201.6 million in the current fourth quarter from $154.4 million in the year-earlier three months. The $47.2 million, or 30.6%, increase was fueled by a $12.0 million increase in interest income to $411.1 million coupled with a $35.2 million reduction in interest expense to $209.5 million.

The year-over-year increase in interest income was driven by a $1.8 billion rise in average interest-earning assets to $28.2 billion, as the average balance of loans rose $1.8 billion, or 9.3%, to $21.6 billion and the average balance of securities rose $86.6 million to $6.5 billion.

The interest income produced by loans rose $17.4 million year-over-year to $320.1 million, as the higher average balance more than offset the impact of a 20-basis point decline in the average yield to 5.92%. The reduction in the average yield was partly due to a $2.1 million decline in prepayment penalty income to $2.4 million, as refinancing activity decreased in the face of growing economic uncertainty. In addition, while the average yield on the Company’s multi-family and CRE loans exceeded the average five-year CMT by 384 and 228 basis points, respectively, in the current and year-earlier fourth quarters, the average five-year CMT declined to 2.17% from 3.80% during the respective periods. Furthermore, declines in the prime rate of interest and other indices resulted in the yields on construction and other loans declining over the course of the year.

While the average balance of securities rose year-over-year, as mentioned, the interest income produced by such assets declined by $2.8 million to $90.9 million in the fourth quarter of 2008. The decline was a function of a 25-basis point reduction in the average yield on such assets to 5.55%.

The reduction in interest expense was primarily due to a decline in funding costs as the FOMC reduced the federal funds rate, enabling the Company to substantially reduce its average cost of interest-bearing deposits, as well as its average cost of borrowed funds. In addition, in the second quarter of the year, the Company replaced $4.0 billion of higher-cost borrowed funds with $3.8 billion of lower-cost wholesale borrowings.

As a result, the average cost of interest-bearing deposits declined 101 basis points to 2.37% from the year-earlier average, and the average cost of borrowed funds fell 55 basis points, to 3.90%. The benefit of these reductions more than offset the impact of a $1.4 billion rise in the average balance of interest-bearing deposits to $13.5 billion and a $526.0 million rise in the average balance of borrowed funds to $13.2 billion, respectively. The net effect was a $22.8 million decline in the interest expense produced by interest-bearing deposits to $80.4 million, and a $12.4 million decline in the interest expense produced by borrowed funds to $129.1 million. As a result, the interest expense produced by interest-bearing liabilities in the current fourth quarter was $35.2 million lower than the year-earlier level, the net effect of a $1.9 billion increase in the average balance to $26.7 billion and an 80-basis point reduction in the average cost of funds to 3.13%.

Linked-quarter Comparison

Net interest income rose $19.7 million, or 10.8%, in the current fourth quarter from the level recorded in the third quarter of 2008. The increase was attributable to a $12.7 million rise in interest income coupled with a $7.0 million decline in interest expense.

The linked-quarter increase in interest income was primarily fueled by loan production, which boosted the average balance of loans by $576.0 million over the three-month period. While the average yield on loans fell 10 basis points, partly reflecting a $1.5 million decline in prepayment penalty income, the interest income produced by loans rose $3.3 million during the three months ended December 31, 2008.

The increase in interest income was also fueled by a $9.5 million increase in the interest income produced by securities, as a $381.2 million rise in the average balance was accompanied by a 27-basis point rise in the average yield. The higher yield reflects the acceleration of cash flows on certain securities.

The linked-quarter reduction in interest expense was the net effect of a $1.0 billion increase in the average balance of interest-bearing liabilities and a 23-basis point decline in the average cost of funds. Reflecting the decline in short-term interest rates over the course of the quarter, the cost of interest-bearing deposits declined 29 basis points from the trailing quarter level, and the cost of borrowed funds declined by 17 basis points.

The interest expense produced by interest-bearing deposits declined by $6.0 million, as the reduction in the average cost exceeded the impact of a $577.3 million rise in the average balance of such funds. Similarly, the interest expense produced by borrowed funds declined by $987,000 linked quarter, as the impact of a $440.2 million rise in the average balance was exceeded by the lower average cost.

Net Interest Margin

The substantial reduction in funding costs combined with the growth in interest-earning assets to produce significant margin expansion in the fourth quarter of 2008. At 2.87%, the margin was up 19 basis points from the trailing-quarter measure and 51 basis points year-over-year. The three- and twelve-month increases were somewhat tempered by the aforementioned decline in prepayment penalty income, which added three basis points to the Company’s current fourth quarter margin, as compared to five basis points in the trailing quarter and seven basis points in the fourth quarter of 2007.

Provision for Loan Losses

The Company recorded loan loss provisions of $5.6 million in the current fourth quarter and $400,000 in the three months ended September 30, 2008. The increase was based on management’s assessment of the adequacy of the loan loss allowance at year-end, which considered, among other factors, the level of non-performing loans recorded during the fourth quarter and the current economic environment. The Company did not record a loan loss provision in the fourth quarter of 2007.

Non-interest Income (Loss)

The Company recorded non-interest income of $29.0 million in the current fourth quarter, as compared to $26.5 million in the year-earlier three months. The year-over-year increase was primarily due to the $16.0 million gain on debt repurchase, which more than offset the $10.6 million OTTI charge. In addition, BOLI income rose $966,000 year-over-year to $7.7 million in the fourth quarter of 2008. These increases were partly offset by a $1.1 million reduction in fee income to $10.0 million and by a $2.9 million decline in other income to $5.8 million. The latter decline primarily reflects a $1.3 million reduction in the revenues produced by Peter B. Cannell & Co., Inc. (“PBC”) in the wake of the broad decline in the capital markets.

By comparison, the Company recorded a non-interest loss of $19.3 million in the trailing quarter, reflecting an OTTI charge of $44.2 million, which exceeded the sum of the fee income, BOLI income, and other income produced during that time. On a linked-quarter basis, the fee income generated in the fourth quarter of 2008 was $407,000 less than the trailing-quarter level. In addition, the other income produced in the current fourth quarter declined $1.6 million over the three-month period. The linked-quarter decline in other income was attributable to a $1.0 million reduction in the revenues produced through the sale of third-party investment products and to an $800,000 reduction in revenues produced by PBC. These reductions were tempered by a linked-quarter increase of $723,000 in BOLI income.

Please see the reconciliations of the Company’s GAAP and operating earnings for the three months ended December 31, 2008, September 30, 2008, and December 31, 2007 that appear later in this release for a further discussion of the impact of the aforementioned gains and losses on the Company’s financial performance in the respective periods.

Non-interest Expense

The Company recorded non-interest expense of $86.7 million in the current fourth quarter, signifying a linked-quarter increase of $2.3 million and a $1.3 million reduction year-over-year. The linked-quarter increase was due to a $2.3 million rise in operating expenses to $80.9 million, as a $2.0 million reduction in compensation and benefits expense to $40.8 million was exceeded by a $562,000 increase in occupancy and equipment expense to $18.1 million, and by a $3.8 million increase in general and administrative (“G&A”) expense to $22.0 million. The reduction in compensation and benefits expense primarily reflects a decline in post-retirement benefits plan-related expenses, while the increase in G&A expense was primarily due to an increase in FDIC insurance premiums, together with higher advertising costs and professional fees.

The year-over-year reduction in operating expenses reflects a $1.1 million decline in occupancy and equipment expense, partly reflecting the closure of three branches, together with a $694,000 reduction in compensation and benefits expense. The benefit of these declines was only partly offset by an $844,000 increase in G&A expense.

Also included in fourth quarter 2008 non-interest expense was core deposit intangible (“CDI”) amortization of $5.7 million, down $24,000 and $345,000, respectively, over the three- and twelve-month periods.

Reflecting the increase in revenues and the level of operating expenses recorded, the Company’s GAAP efficiency ratio improved to 35.09% in the current fourth quarter from 48.34% and 45.24%, respectively, in the trailing and year-earlier three months. On an operating basis, the Company’s efficiency ratio improved to 35.94% in the current fourth quarter from 38.01% and 43.44%, respectively, in the earlier periods. (5)

Income Tax Expense

The Company recorded pre-tax income of $138.4 million and income tax expense of $36.1 million in the current fourth quarter, as compared to pre-tax income of $93.0 million and income tax expense of $25.6 million in the fourth quarter of 2007. The $10.6 million OTTI charge and the $16.0 million non-taxable gain on debt repurchase contributed to the Company’s recording an effective tax rate of 26.12% in the current fourth quarter, as compared to 27.54% in the year-earlier three months.

In the third quarter of 2008, the Company recorded income tax expense of $19.7 million, as the $44.2 million OTTI charge reduced the Company’s pre-tax income to $77.8 million, contributing to the Company’s recording an effective tax rate of 25.38%.

Company Profile

New York Community Bancorp, Inc. is the holding company for New York Community Bank, with 178 locations in Metro New York and New Jersey, and New York Commercial Bank, with 38 locations in Manhattan, Queens, Brooklyn, Westchester County, and Long Island, in New York. At December 31, 2008, the Company ranked 25th among U.S. banks and thrifts, with total assets of $32.5 billion, and 20th among publicly traded banks and thrifts, with a $4.1 billion market cap. In addition, the Company is a leading producer of multi-family loans in New York City with an emphasis on loans secured by rent-regulated properties.

Reflecting its growth through a series of accretive mergers and acquisitions, the Community Bank currently operates through six local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, Synergy Bank, and Garden State Community Bank. Similarly, the Commercial Bank operates 19 of its branches under the name Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Conference Call

As previously announced, the Company will host a conference call on January 27, 2009 at 9:30 a.m. (ET) to discuss its fourth quarter and full-year 2008 performance and strategies. The conference call may be accessed by dialing 877-741-4239 (for domestic calls) or 719-325-4792 (for international calls) and providing the following access code: 6864921. A replay will be available approximately two hours following completion of the call through midnight on February 1st, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company’s web site, www.myNYCB.com, clicking on “Investor Relations,” and following the prompts. The webcast will be archived through 5:00 p.m. on February 27, 2009.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties, and other future cash flows, or the market value of our assets; changes in deposit flows and wholesale borrowing facilities; changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in our credit ratings; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize the related cost savings within the expected time frames; potential exposure to unknown or contingent liabilities of companies we target for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control.

In addition, it should be noted that the Company routinely evaluates opportunities to expand through acquisition and frequently conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur.

For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, including the section entitled “Risk Factors,” and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, June 30, 2008, and March 31, 2008, on file with the U.S. Securities and Exchange Commission (the “SEC”).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	December 31,	December 31,
	2008	2007
	(unaudited)
Assets
Cash and cash equivalents	$203,216	$335,743
Securities available for sale:
Mortgage-related	833,684	973,324
Other	176,818	407,932
Total available-for-sale securities	1,010,502	1,381,256
Securities held to maturity:
Mortgage-related	3,164,856	2,479,483
Other	1,726,135	1,883,162
Total held-to-maturity securities	4,890,991	4,362,645
Total securities	5,901,493	5,743,901
Mortgage loans:
Multi-family	15,725,654	14,055,438
Commercial real estate	4,551,025	3,825,926
Construction	776,559	1,136,652
1-4 family	266,307	380,779
Total mortgage loans	21,319,545	19,398,795
Other loans	872,667	964,453
Total loans	22,192,212	20,363,248
Less: Allowance for loan losses	(94,368)	(92,794)
Loans, net	22,097,844	20,270,454
Federal Home Loan Bank of New York stock, at cost	400,979	423,069
Premises and equipment, net	217,762	214,906
Goodwill	2,436,401	2,437,404
Core deposit intangibles, net	87,780	111,123
Other assets	1,121,431	1,043,222
Total assets	$32,466,906	$30,579,822

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$3,818,952	$2,456,756
Savings accounts	2,629,168	2,514,189
Certificates of deposit	6,796,971	6,913,036
Non-interest-bearing accounts	1,047,363	1,273,352
Total deposits	14,292,454	13,157,333
Borrowed funds:
Wholesale borrowings	12,343,064	12,193,610
Junior subordinated debentures	484,216	484,843
Other borrowings	669,430	237,219
Total borrowed funds	13,496,710	12,915,672
Mortgagors’ escrow	83,194	78,468
Other liabilities	375,302	246,036
Total liabilities	28,247,660	26,397,509
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 344,985,111 and 323,812,639 shares issued and outstanding at the respective dates)	3,450	3,238
Paid-in capital in excess of par	4,181,599	3,812,718
Retained earnings	123,511	390,757
Unallocated common stock held by ESOP	(1,995)	(3,085)
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on available for sale securities, net of tax	(32,506)	(7,625)
Net unrealized loss on securities transferred from available for sale to held to maturity, net of tax	(4,706)	(7,211)
Net unrealized loss on pension and post-retirement obligations, net of tax	(50,107)	(6,479)
Total accumulated other comprehensive loss, net of tax	(87,319)	(21,315)
Total stockholders’ equity	4,219,246	4,182,313
Total liabilities and stockholders’ equity	$32,466,906	$30,579,822

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007
Interest Income:
Mortgage and other loans	$320,127	$316,780	$302,747	$1,260,291	$1,217,348
Securities	90,921	81,467	93,726	341,895	319,566
Money market investments	58	152	2,638	2,943	29,831
Total interest income	411,106	398,399	399,111	1,605,129	1,566,745

Interest Expense:
NOW and money market accounts	13,941	13,346	17,131	54,599	90,346
Savings accounts	4,466	5,789	7,382	22,075	27,588
Certificates of deposit	61,968	67,274	78,613	271,615	307,764
Borrowed funds	129,099	130,086	141,544	581,241	524,391
Mortgagors’ escrow	25	25	33	104	126
Total interest expense	209,499	216,520	244,703	929,634	950,215
Net interest income	201,607	181,879	154,408	675,495	616,530
Provision for loan losses	5,600	400	--	7,700	--
Net interest income after provision for loan losses
	196,007	181,479	154,408	667,795	616,530

Non-interest Income (Loss):
Fee income	9,995	10,402	11,046	41,191	42,170
Bank-owned life insurance	7,744	7,021	6,778	28,644	26,142
Net gain on sale of securities	5	--	--	573	1,888
Loss on other-than-temporary impairment of securities
	(10,562)	(44,160)	--	(104,317)	(56,958)
Gain (loss) on debt repurchases	16,036	--	--	16,962	(1,848)
Gain on sale of bank-owned property	--	--	--	--	64,879
Other	5,805	7,405	8,674	32,476	34,819
Total non-interest income (loss)	29,023	(19,332)	26,498	15,529	111,092

Non-interest Expense:
Operating expenses:
Compensation and benefits	40,795	42,769	41,489	169,970	159,217
Occupancy and equipment	18,147	17,585	19,210	70,654	68,543
General and administrative	21,980	18,224	21,136	80,194	71,815
Total operating expenses	80,922	78,578	81,835	320,818	299,575
Debt repositioning charge	--	--	--	285,369	3,190
Amortization of core deposit
intangibles	5,733	5,757	6,078	23,343	22,758
Total non-interest expense	86,655	84,335	87,913	629,530	325,523
Income before income taxes	138,375	77,812	92,993	53,794	402,099
Income tax expense (benefit)	36,143	19,748	25,613	(24,090)	123,017
Net Income	$102,232	$58,064	$67,380	$77,884	$279,082

Basic earnings per share	$0.30	$0.17	$0.21	$0.23	$0.90
Diluted earnings per share	$0.30	$0.17	$0.21	$0.23	$0.90

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATION OF GAAP AND OPERATING EARNINGS
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and operating earnings for the three months ended December 31, 2008, September 30, 2008, and December 31, 2007 and for the twelve months ended December 31, 2008 and 2007 follow:

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2008	2008	2007	2008	2007
GAAP Earnings	$102,232	$58,064	$67,380	$77,884	$279,082
Adjustments to GAAP earnings:
Debt repositioning charge	--	--	--	325,016	3,190
Loss on other-than-temporary impairment of securities	10,562	44,160	--	104,317	56,958
Litigation settlement charge	--	--	--	3,365	--
Visa-related charge (gain)	--	--	1,000	(1,647)	1,000
Net gain on sale of securities	--	--	--	--	(1,888)
Gain on sale of bank-owned property	--	--	--	--	(64,879)
Merger-related charge	--	--	2,245	--	2,245
(Gain) loss on debt repurchases	(16,036)	--	--	(16,962)	1,848
Benefit of tax audit developments	--	--	(2,634)	--	(2,634)
Income tax effect	(4,316)	(17,445)	(476)	(169,467)	392
Operating earnings	$92,442	$84,779	$67,515	$322,506	$275,314

Diluted GAAP Earnings per Share	$0.30	$0.17	$0.21	$0.23	$0.90
Adjustments to diluted GAAP earnings per share:
Debt repositioning charge	--	--	--	0.60	0.01
Loss on other-than-temporary impairment of securities	0.02	0.08	--	0.19	0.12
Litigation settlement charge	--	--	--	0.01	--
Visa-related charge (gain)	--	--	--	(0.01)	--
Net gain on sale of securities	--	--	--	--	--
Gain on sale of bank-owned property	--	--	--	--	(0.15)
Merger-related charge	--	--	0.01	--	0.01
(Gain) loss on debt repurchases	(0.05)	--	--	(0.06)	--
Benefit of tax audit developments	--	--	(0.01)	--	(0.01)
Diluted operating earnings per share	$0.27	$0.25	$0.21	$0.96	$0.88

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATION OF GAAP AND CASH EARNINGS
(unaudited)

While cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that this measure is important because of its contribution to tangible stockholders’ equity. (Please see the discussion and reconciliation of stockholders’ equity and tangible stockholders’ equity later in this release.) The Company calculates cash earnings by adding back to GAAP earnings certain items that have been charged against net income but added back to tangible stockholders’ equity. Unlike other expenses incurred by the Company, such capital items represent contributions to, not reductions of, tangible stockholders’ equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its financial performance and to compare its performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and cash earnings for the three months ended December 31, 2008, September 30, 2008, and December 31, 2007 follows:

	For the Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
(in thousands, except per share data)	2008	2008	2007
GAAP Earnings	$102,232	$58,064	$67,380
Additional contributions to tangible stockholders’ equity:
Amortization and appreciation of shares held in stock-related benefit plans (1)	3,236	3,558	5,143
Associated tax effect	(2,071)	1,375	216
Dividends on unallocated ESOP shares	245	244	366
Amortization of core deposit intangibles	5,733	5,757	6,078
Loss on other-than-temporary impairment of securities	6,246	26,715	--
Visa litigation charge	--	--	650
Total additional contributions to tangible stockholders’ equity	13,389	37,649	12,453
Cash earnings	$115,621	$95,713	$79,833

Diluted GAAP Earnings per Share	$0.30	$0.17	$0.21
Additional contributions to diluted GAAP earnings per share:
Amortization and appreciation of shares held in stock-related benefit plans(1)	0.01	0.01	0.02
Associated tax effect	(0.01)	--	--
Dividends on unallocated ESOP shares	--	--	--
Amortization of core deposit intangibles	0.02	0.02	0.02
Loss on other-than-temporary impairment of securities	0.02	0.08	--
Visa litigation charge	--	--	--
Total additional contributions to diluted GAAP earnings per share	0.04	0.11	0.04
Diluted cash earnings per share	$0.34	$0.28	$0.25

Cash Earnings Data:
Cash return on average assets	1.44%	1.22%	1.05%
Cash return on average tangible assets (2)	1.56	1.33	1.15
Cash return on average stockholders’ equity	11.05	9.07	7.63
Cash return on average tangible stockholders’ equity (2)	27.90	22.72	19.59
Cash efficiency ratio (3)	32.21	36.29	41.84

(1) The amount for the three months ended December 31, 2007 includes a non-cash pre-tax merger-related charge of $2.2 million.
(2) Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related capital measures later in this release.

(3) The Company calculates its cash efficiency ratio by dividing its operating expenses by the sum of its net interest income and non-interest income after excluding the pertinent non-cash items from its operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATIONS OF STOCKHOLDERS’ EQUITY AND TANGIBLE STOCKHOLDERS’ EQUITY, TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP measures in its analysis of the Company’s performance. The Company believes that these non-GAAP measures are an important indication of its ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, its ability to pay dividends and to engage in various capital management strategies.

The Company calculates tangible stockholders’ equity by subtracting from stockholders’ equity the sum of its goodwill and core deposit intangibles (“CDI”) and calculates tangible assets by subtracting the same sum from its total assets. To calculate its ratio of tangible stockholders’ equity to tangible assets, the Company divides its tangible stockholders’ equity by its tangible assets, both of which include after-tax net unrealized losses on securities and pension and post-retirement obligations. The Company also calculates its ratio of tangible stockholders’ equity to tangible assets excluding the accumulated other comprehensive loss, net of tax (which includes both after-tax net unrealized losses on securities and after-tax pension and post-retirement obligations), as such losses are impacted by changes in market conditions, including interest rates, which fluctuate. This ratio is referred to as the ratio of “adjusted tangible stockholders’ equity to adjusted tangible assets.” The Company calculates tangible book value per share by dividing its tangible stockholders’ equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders’ equity, the Company adds the amortization of CDI, net of tax, back to net income and divides the adjusted net income by its average tangible assets and average tangible stockholders’ equity, respectively. Average tangible stockholders’ equity is calculated by subtracting average goodwill and average CDI from average stockholders’ equity.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related capital measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names. Reconciliations of the Company’s stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended December 31, 2008, September 30, 2008, and December 31, 2007 and the twelve months ended December 31, 2008 and 2007 follow:

	At or for the			At or for the
	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2008	2007	2008	2007
(in thousands)
Total Stockholders’ Equity	$4,219,246	$4,263,231	$4,182,313	$4,219,246	$4,182,313
Less: Goodwill	(2,436,401)	(2,436,060)	(2,437,404)	(2,436,401)	(2,437,404)
Core deposit intangibles	(87,780)	(93,513)	(111,123)	(87,780)	(111,123)
Tangible stockholders’ equity	$1,695,065	$1,733,658	$1,633,786	$1,695,065	$1,633,786

Total Assets	$32,466,906	$32,139,500	$30,579,822	$32,466,906	$30,579,822
Less: Goodwill	(2,436,401)	(2,436,060)	(2,437,404)	(2,436,401)	(2,437,404)
Core deposit intangibles	(87,780)	(93,513)	(111,123)	(87,780)	(111,123)
Tangible assets	$29,942,725	$29,609,927	$28,031,295	$29,942,725	$28,031,295

Tangible Stockholders’ Equity	$1,695,065	$1,733,658	$1,633,786	$1,695,065	$1,633,786
Add back: Accumulated other comprehensive loss, net of tax	87,319	25,509	21,315	87,319	21,315
Adjusted tangible stockholders’ equity	$1,782,384	$1,759,167	$1,655,101	$1,782,384	$1,655,101

Tangible Assets	$29,942,725	$29,609,927	$28,031,295	$29,942,725	$28,031,295
Add back: Accumulated other comprehensive loss, net of tax	87,319	25,509	21,315	87,319	21,315
Adjusted tangible assets	$30,030,044	$29,635,436	$28,052,610	$30,030,044	$28,052,610

Average Stockholders’ Equity	$4,185,087	$4,218,968	$4,182,944	$4,177,332	$3,915,942
Less: Average goodwill	(2,436,173)	(2,436,872)	(2,437,732)	(2,436,818)	(2,314,729)
Average core deposit intangibles	(91,477)	(97,266)	(115,078)	(100,148)	(114,077)
Average tangible stockholders’ equity	$1,657,437	$1,684,830	$1,630,134	$1,640,366	$1,487,136

Average Assets	$32,116,431	$31,285,798	$30,407,154	$31,159,776	$29,648,572
Less: Average goodwill	(2,436,173)	(2,436,872)	(2,437,732)	(2,436,818)	(2,314,729)
Average core deposit intangibles	(91,477)	(97,266)	(115,078)	(100,148)	(114,077)
Average tangible assets	$29,588,781	$28,751,660	$27,854,344	$28,622,810	$27,219,766

Net Income	$102,232	$58,064	$67,380	$77,884	$279,082
Add back: Amortization of core deposit intangibles, net of tax	3,497	3,494	3,678	14,183	13,788
Adjusted net income	$105,729	$61,558	$71,058	$92,067	$292,870

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended December 31,
2008	2007
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$21,608,984	$320,127	5.92%	$19,766,367	$302,747	6.12%
Securities	6,547,368	90,921	5.55	6,460,817	93,726	5.80
Money market investments	23,687	58	0.97	191,583	2,638	5.46
Total interest-earning assets	28,180,039	411,106	5.83	26,418,767	399,111	6.04
Non-interest-earning assets	3,936,392	3,988,387
Total assets	$32,116,431	$30,407,154
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,751,383	$13,941	1.48%	$2,569,245	$17,131	2.65%
Savings accounts	2,638,730	4,466	0.67	2,562,258	7,382	1.14
Certificates of deposit	6,931,005	61,968	3.56	6,826,417	78,613	4.57
Mortgagors’ escrow	182,571	25	0.05	133,691	33	0.10
Total interest-bearing deposits	13,503,689	80,400	2.37	12,091,611	103,159	3.38
Borrowed funds	13,163,191	129,099	3.90	12,637,183	141,544	4.45
Total interest-bearing liabilities	26,666,880	209,499	3.13	24,728,794	244,703	3.93
Non-interest-bearing deposits	1,062,786	1,251,657
Other liabilities	201,678	243,759
Total liabilities	27,931,344	26,224,210
Stockholders’ equity	4,185,087	4,182,944
Total liabilities and stockholders’ equity	$32,116,431	$30,407,154
Net interest income/interest rate spread	$201,607	2.70%	$154,408	2.11%
Net interest-earning assets/net interest margin	$1,513,159	2.87%	$1,689,973	2.36%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.07	x

Core deposits (1)	$7,452,899	$18,407	0.98%	$6,383,160	$24,513	1.52%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
December 31, 2008	September 30, 2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$21,608,984	$320,127	5.92%	$21,032,989	$316,780	6.02%
Securities	6,547,368	90,921	5.55	6,166,138	81,467	5.28
Money market investments	23,687	58	0.97	39,803	152	1.52
Total interest-earning assets	28,180,039	411,106	5.83	27,238,930	398,399	5.85
Non-interest-earning assets	3,936,392	4,046,868
Total assets	$32,116,431	$31,285,798
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,751,383	$13,941	1.48%	$3,139,091	$13,346	1.69%
Savings accounts	2,638,730	4,466	0.67	2,745,852	5,789	0.84
Certificates of deposit	6,931,005	61,968	3.56	6,938,374	67,274	3.86
Mortgagors’ escrow	182,571	25	0.05	103,054	25	0.10
Total interest-bearing deposits	13,503,689	80,400	2.37	12,926,371	86,434	2.66
Borrowed funds	13,163,191	129,099	3.90	12,722,990	130,086	4.07
Total interest-bearing liabilities	26,666,880	209,499	3.13	25,649,361	216,520	3.36
Non-interest-bearing deposits	1,062,786	1,167,962
Other liabilities	201,678	249,507
Total liabilities	27,931,344	27,066,830
Stockholders’ equity	4,185,087	4,218,968
Total liabilities and stockholders’ equity	$32,116,431	$31,285,798
Net interest income/interest rate spread	$201,607	2.70%	$181,879	2.49%
Net interest-earning assets/net interest margin	$1,513,159	2.87%	$1,589,569	2.68%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.06	x

Core deposits (1)	$7,452,899	$18,407	0.98%	$7,052,905	$19,135	1.08%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Twelve Months Ended December 31,
2008	2007
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$20,843,714	$1,260,291	6.05%	$19,425,469	$1,217,348	6.27%
Securities	6,248,079	341,895	5.47	5,873,649	319,566	5.44
Money market investments	106,747	2,943	2.76	594,533	29,831	5.02
Total interest-earning assets	27,198,540	1,605,129	5.90	25,893,651	1,566,745	6.05
Non-interest-earning assets	3,961,236	3,754,921
Total assets	$31,159,776	$29,648,572
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,131,137	$54,599	1.74%	$2,925,648	$90,346	3.09%
Savings accounts	2,617,590	22,075	0.84	2,530,191	27,588	1.09
Certificates of deposit	6,811,031	271,615	3.99	6,683,162	307,764	4.61
Mortgagors’ escrow	148,512	104	0.07	130,035	126	0.10
Total interest-bearing deposits	12,708,270	348,393	2.74	12,269,036	425,824	3.47
Borrowed funds	12,890,813	581,241	4.51	11,991,559	524,391	4.37
Total interest-bearing liabilities	25,599,083	929,634	3.63	24,260,595	950,215	3.92
Non-interest-bearing deposits	1,170,999	1,192,683
Other liabilities	212,362	279,352
Total liabilities	26,982,444	25,732,630
Stockholders’ equity	4,177,332	3,915,942
Total liabilities and stockholders’ equity	$31,159,776	$29,648,572
Net interest income/interest rate spread	$675,495	2.27%	$616,530	2.13%
Net interest-earning assets/net interest margin	$1,599,457	2.48%	$1,633,056	2.38%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.07	x

Core deposits (1)	$6,919,726	$76,674	1.11%	$6,648,522	$117,934	1.77%

(1) Refers to all deposits other than certificates of deposit.

Please see the following table for an analysis of the Company’s adjusted net interest income for the twelve months ended December 31, 2008 as compared to its net interest income for the twelve months ended December 31, 2007. The adjusted net interest income analysis for the twelve months ended December 31, 2008 excludes the impact of the $39.6 million debt repositioning charge recorded in the three months ended June 30, 2008.

NEW YORK COMMUNITY BANCORP, INC. ADJUSTED NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

The following table presents an analysis of the Company’s net interest income for the twelve months ended December 31, 2008 and 2007 as if the $39.6 million debt repositioning charge recorded in the second quarter of 2008, and mentioned earlier in this release, had not been recorded. Although such adjusted net interest income is not a measure of performance calculated in accordance with GAAP, we believe that it is an important indication of our ability to generate net interest income through our fundamental banking business and therefore provides useful supplemental information to both management and investors in evaluating the Company’s financial results.

The following line items are presented in the adjusted net interest income analysis for the twelve months ended December 31, 2008 absent the impact of the debt repositioning charge: interest expense on average borrowed funds; average cost of borrowed funds; interest expense on average interest-bearing liabilities; average cost of interest-bearing liabilities; net interest income, interest rate spread, and net interest margin. No adjustments have been made to these items for the twelve months ended December 31, 2007.

None of these adjusted items should be considered in isolation or as a substitute for net interest income or its component measures. Moreover, the manner in which we have calculated our adjusted net interest income may differ from that of other companies that may report a measure with a similar name.

For the Twelve Months Ended December 31,
2008	2007
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$20,843,714	$1,260,291	6.05%	$19,425,469	$1,217,348	6.27%
Securities	6,248,079	341,895	5.47	5,873,649	319,566	5.44
Money market investments	106,747	2,943	2.76	594,533	29,831	5.02
Total interest-earning assets	27,198,540	1,605,129	5.90	25,893,651	1,566,745	6.05
Non-interest-earning assets	3,961,236	3,754,921
Total assets	$31,159,776	$29,648,572
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,131,137	$54,599	1.74%	$2,925,648	$90,346	3.09%
Savings accounts	2,617,590	22,075	0.84	2,530,191	27,588	1.09
Certificates of deposit	6,811,031	271,615	3.99	6,683,162	307,764	4.61
Mortgagors’ escrow	148,512	104	0.07	130,035	126	0.10
Total interest-bearing deposits	12,708,270	348,393	2.74	12,269,036	425,824	3.47
Borrowed funds	12,890,813	541,594	4.20	11,991,559	524,391	4.37
Total interest-bearing liabilities	25,599,083	889,987	3.48	24,260,595	950,215	3.92
Non-interest-bearing deposits	1,170,999	1,192,683
Other liabilities	212,362	279,352
Total liabilities	26,982,444	25,732,630
Stockholders’ equity	4,177,332	3,915,942
Total liabilities and stockholders’ equity	$31,159,776	$29,648,572
Net interest income/interest rate spread	$715,142	2.42%	$616,530	2.13%
Net interest-earning assets/net interest margin	$1,599,457	2.63%	$1,633,056	2.38%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.07	x

Core deposits (1)	$6,919,726	$76,674	1.11%	$6,648,522	$117,934	1.77%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2008	2007	2008	2007
GAAP EARNINGS DATA:
Net income	$102,232	$58,064	$67,380	$77,884	$279,082
Basic earnings per share	0.30	0.17	0.21	0.23	0.90
Diluted earnings per share	0.30	0.17	0.21	0.23	0.90
Return on average assets	1.27%	0.74%	0.89%	0.25%	0.94%
Return on average tangible assets (1)	1.43	0.86	1.02	0.32	1.08
Return on average stockholders’ equity	9.77	5.51	6.44	1.86	7.13
Return on average tangible stockholders’ equity (1)	25.52	14.61	17.44	5.61	19.69
Efficiency ratio (2)	35.09	48.34	45.24	46.43	41.17
Operating expenses to average assets	1.01	1.00	1.08	1.03	1.01
Interest rate spread	2.70	2.49	2.11	2.27	2.13
Net interest margin	2.87	2.68	2.36	2.48	2.38
Shares used for basic EPS computation	342,500,098	341,971,926	321,556,331	334,657,211	309,535,954
Shares used for diluted EPS computation	342,653,466	342,826,668	323,311,364	335,371,065	311,102,992

OPERATING EARNINGS DATA: (3)
Operating earnings	$92,442	$84,779	$67,515	$322,506	$275,314
Basic operating earnings per share	0.27	0.25	0.21	0.96	0.89
Diluted operating earnings per share	0.27	0.25	0.21	0.96	0.88
Return on average assets	1.15%	1.08%	0.89%	1.04%	0.93%
Return on average tangible assets (1)	1.30	1.23	1.02	1.18	1.06
Return on average stockholders’ equity	8.84	8.04	6.46	7.72	7.03
Return on average tangible stockholders’ equity (1)	23.15	20.96	17.47	20.53	19.44
Operating efficiency ratio (2)	35.94	38.01	43.44	38.89	41.18

(1) Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related capital measures elsewhere in this release.

(2) The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings elsewhere in this release.

(3) Please see the reconciliations of GAAP and operating earnings elsewhere in this release.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	At December 31,	At September 30,	At December 31,
	2008	2008	2007
BALANCE SHEET DATA:
Book value per share	$12.25	$12.41	$12.95
Tangible book value per share(1)	4.92	5.05	5.06
Stockholders’ equity to total assets	13.00%	13.26%	13.68%
Tangible stockholders’ equity to tangible assets(1)	5.66	5.85	5.83
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax(1)
	5.94	5.94	5.90
Shares used for book value and tangible book value per share computations(1)
	344,353,808	343,467,420	322,834,839
Total shares issued and outstanding	344,985,111	344,185,347	323,812,639

ASSET QUALITY RATIOS:
Non-performing loans to total loans	0.51%	0.29%	0.11%
Non-performing assets to total assets	0.35	0.19	0.07
Allowance for loan losses to non-performing loans	83.00	150.10	418.14
Allowance for loan losses to total loans	0.43	0.43	0.46

(1) Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related capital measures elsewhere in this release.

Footnotes to the Text

(1) Please see the reconciliations of the Company’s GAAP and operating earnings for the three months ended December 31, 2008, September 30, 2008, and December 31, 2007, and for the twelve months ended December 31, 2008 and 2007 elsewhere in this release.

(2) Please see the reconciliation of the Company’s GAAP and cash earnings for the three months ended December 31, 2008 elsewhere in this release.

(3) The SNL Bank & Thrift Index data referenced in this release are a weighted average of the fourth quarter 2008 and/or December 31, 2008 asset quality measures reported by 128 publicly traded American banks and thrifts as of January 23, 2009.

(4) Please see the discussion and analysis of the Company’s net interest income and adjusted net interest income for the twelve months ended December 31, 2008 elsewhere in this release.

(5) The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings elsewhere in this release.

(6) Please see the reconciliations of the Company’s stockholders’ equity and tangible stockholders’ equity, its total assets and tangible assets, and the related capital measures elsewhere in this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President &
Director, Investor Relations